Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 172,238,841.35	0.0001381	$ 23,786.18
Fees Previously Paid
	Total Transaction Valuation:	$ 172,238,841.35
	Total Fees Due for Filing:			$ 23,786.18
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 23,786.18
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Arrangement Agreement, dated December 14, 2025, by and among Quipt Home Medical Corp. ("Quipt"), 1567208 B.C. LTD, and REM Aggregator, LLC (the "Arrangement Agreement"). Title of each class of securities to which the transaction applies: common shares, without par value, of Quipt ("Quipt Shares"). Aggregate number of securities to which the transaction applies: As of the close of business on January 8, 2026, the maximum number of Quipt Shares to which this transaction applies is estimated to be 47,935,349, which consists of: a. 44,027,472 issued and outstanding Quipt Shares; b. 1,575,250 Quipt Shares underlying outstanding Quipt Options with an exercise price less than the per share consideration of $3.65 (the "Consideration"); and c. 2,332,627 Quipt Shares underlying outstanding Quipt RSUs. Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of the close of business on January 8, 2026, the underlying value of the transaction was calculated as the sum of: a. the product of 44,027,472 issued and outstanding Quipt Shares and the Consideration; b. the product of 1,575,250 Quipt Shares underlying outstanding Quipt Options with an exercise price less than the Consideration and $1.92, which is the difference between the Consideration and the weighted average exercise price of such Quipt Options of $1.73 per share (the exercise price for each Quipt Option is denominated in Canadian dollars and has been converted from Canadian dollars to United States dollars as of December 31, 2025 at a conversion rate of 0.7262 United States dollars per Canadian dollar); and c. the product of 2,332,627 Quipt Shares underlying outstanding Quipt RSUs and the Consideration. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $172,238,841.35 (the Proposed Maximum Aggregate Value of the Transaction) by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A